UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 10, 2023

THE REAL GOOD FOOD COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41025	87-1280343
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3 Executive Campus, Suite 155

Cherry Hill, NJ 08002

(Address of Principal Executive Offices; Zip Code)

(856) 644-5624

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Class A common stock $0.0001 par value per share	RGF	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

ITEM 8.01	OTHER EVENTS.

On October 11, 2023, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with B. Riley Securities Inc. (“B. Riley”), as underwriter, in connection with the Company’s offer and sale of 6,785,715 shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of the Company at a price to the public of $2.10 per share (the “Offering”). The aggregate net proceeds to us from the Offering are expected to be approximately $12.8 million (excluding any sale of shares of Common Stock pursuant to the over-allotment option granted to the Underwriters), after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the proceeds for general corporate purposes. The Offering is expected to close on or about October 16, 2023, subject to satisfaction of customary closing conditions. In addition, the Company granted B. Riley a 30-day option to purchase up to 1,017,857 shares of Common Stock to cover over-allotments, if any, at the public offering price, less the underwriting discounts and commissions.

The Underwriting Agreement contains customary representations, warranties and agreements by us, customary conditions to closing, indemnification obligations of us and B. Riley, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The representations, warranties and covenants described in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by such parties. In addition, pursuant to the terms of the Underwriting Agreement, each of the Company’s directors and officers have entered into “lock-up” agreements with B. Riley that generally prohibit, without the prior written consent of B. Riley, the sale, transfer or other disposition of securities of the Company for a period of 90 days. The foregoing description is a summary and is qualified in its entirety by reference to the complete text of the Underwriting Agreement filed as Exhibit 1.1 hereto and incorporated herein by reference.

The Offering was made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-274444) initially filed with the Securities and Exchange Commission (the “SEC”) on September 11, 2023 and declared effective on September 27, 2023, and a prospectus supplement thereunder. The Company is filing as Exhibit 5.1 to this Current Report on Form 8-K an opinion of its counsel, White & Case LLP, regarding certain Delaware law issues concerning the shares of Common Stock sold in the Offering.

The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Underwriting Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Underwriting Agreement, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

On October 10, 2023, we issued a press release announcing the commencement of the Offering, and on October 11, 2023, we issued a press release announcing that we had priced the offering. Copies of the press releases are attached hereto as Exhibit 99.1 and 99.2 hereto, respectively.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated October 11, 2023, by and between the Company and B. Riley Securities, Inc.

5.1	Opinion of White & Case LLP

23.1	Consent of White & Case LLP (contained in Exhibit 5.1)

99.1	Press Release, dated October 10, 2023.

99.2	Press Release, dated October 11, 2023.

104	Cover Page Interactive Data File (embedded within the inline XRBL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE REAL GOOD FOOD COMPANY, INC.

Date: October 12, 2023	By:	/s/ Gerard G. Law
Gerard G. Law
Chief Executive Officer